BUSINESS ADDRESS:

STREET 1: 14255 49TH STREET NORTH BLDG I

CITY: CLEARWATER

STATE: FL

ZIP: 33762

BUSINESS PHONE: 7275192000

MAIL ADDRESS:

STREET 1: 14255 49TH STREET NORTH, BLDG I

CITY: CLEARWATER

STATE: FL

ZIP: 33762

STATEMENT FOR MONTH/YEAR: MAY 2001

COMPANY DATA:

COMPANY CONFORMED NAME: CLARENCE MCKEE

CENTRAL INDEX KEY: 0001094660

STANDARD INDUSTRIAL CLASSIFICATION:

RELATIONSHIP: DIRECTOR

FILING VALUES:

FORM TYPE: 4/A

BUSINESS ADDRESS:

STREET 1: 14255 49TH STREET NORTH

STREET 2: BUILDING 1

CITY: CLEARWATER

STATE: FL

ZIP: 33762

MAIL ADDRESS:

STREET 1: 2701 N. ROCKY POINT DRIVE

STREET 2: SUITE 630

CITY: TAMPA

STATE: FL

ZIP: 33607

Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Title of Non-Derivative Security	Transaction Date	Transaction Code	Security Amount	Securities Acquired/ Disposed (A/D)	Securities Price	Amount Beneficially Owned at End of the Month	Ownership Direct or Indirect	Nature of Indirect Beneficial Ownership
Common Stock
	05/03/01	M	25,000	A	$1.9375		D
Common Stock
	05/03/01	P	10,000	A	$1.7812		D
Common Stock
	05/16/01	S	1,800	D	$6.0100
Common Stock
	05/17/01	S	3,200	D	$6.0100
Common Stock
	05/21/01	S	5,000	D	$5.8600
Common Stock
	05/21/01	S	5,000	D	$5.8600
Common Stock
	05/22/01	S	5,000	D	$5.9800
Common Stock
	05/22/01	S	900	D	$6.0300	14,183

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
Title of Derivative Security	Conversion or Exercise Price	Transaction Date
Transaction Code
				Securities Acquired/Disposed	Date Exercisable	Expiration Date	Title	Number of Shares
Price of Security

Number Beneficially Owned End of Month
										Ownership Direct or Indirect	Nature of Indirect Beneficial Ownership
Stock Options (Right to Buy)	$1.9375	05/03/01	M	D	04/10/00	04/10/10	C	25,000		D
Stock Options (Right to Buy)	$1.7812	05/03/01	P	D	08/17/99	08/17/09	C	10,000	46,668	D

Explanation of Responses:

All stock is part of a Directors Stock Option Plan.

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Signature of Reporting Person Date